PAGE



As filed with the Securities and Exchange Commission on March 2, 1999

                                            Registration No. 333-71953

------------------------------------------------------------------------

                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                          -------------------

                               FORM S-3/A
                    Pre-Effective Amendment No. 1 to
                        REGISTRATION STATEMENT
                                Under
                      THE SECURITIES ACT OF 1933

                    SELECTIVE INSURANCE GROUP, INC.
         (Exact name of Registrant as specified in its charter)


            New Jersey                            22-2168890
(State or other jurisdiction         (I.R.S. Employer Identification No.)
of incorporation or organization)

                          40 Wantage Avenue
                        Branchville, NJ 07890
                           (973) 948-3000
(Address, including zip code, and telephone number, including area code, of
                  Registrant's principal executive offices)

                       Thornton R. Land, Esquire
      Executive Vice President, Administration, and General Counsel
                    Selective Insurance Group, Inc.
                         40 Wantage Avenue
                       Branchville, NJ 07890
                          (973) 948-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               Copy to:
                       James D. Epstein, Esquire
                         Pepper Hamilton LLP
                        3000 Two Logan Square
                Philadelphia, Pennsylvania  19103-2799
                           (215) 981-4000
                         --------------------

     Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this Registration Statement and from time to time as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
                   ----

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. X
                   ----

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                                      ----



PAGE



    If this Form is a post-effective amendment filed pursuant to Rule 462 under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                        ----

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                                          ----


                     CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------
Title of   Amount to be    Proposed maximum   Proposed maximum   Amount of
Securities  registered      offering price       aggregate     registration
to be                       per share (1)    offering price(1)    fee (2)
---------------------------------------------------------------------------
Common Stock,
par value
$2.00 per
share
---------------------------------------------------------------------------
Total       20,000 shares     $18.29            $365,800.00       $102.00
---------------------------------------------------------------------------


(1) Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee.



(2) Fees totaling $1,669.000 were previously paid by the Registrant in connection with the inital filing of this Registration Statement on February 8, 1999, with respect to 324,923 shares. Registrant is hereby registering an additional 20,000 shares for a total of 344,923 shares under this Registration Statement.




---------------------------------------------------------------------------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
---------------------------------------------------------------------------


PAGE


        Prospectus, subject to completion, dated March 2, 1999



                   SELECTIVE INSURANCE GROUP, INC.

                           COMMON STOCK



                          344,923 Shares






     The shareholders of Selective Insurance Group, Inc. listed below are offering or selling 344,923 shares of Common Stock under this Prospectus.



     The selling shareholders obtained their shares of Selective stock in connection with a merger of PDA, Inc. with and into a wholly-owned subsidiary of Selective.

     The selling shareholders may offer their Selective stock through public or private transactions on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices.

     Investing in the Common Stock involves risks. Risk Factors begin on page 2 of this Prospectus.



     Our Common Stock is quoted on the Nasdaq National Market under the symbol "SIGI." On March 1, 1999, the closing price of one share of Common Stock on the Nasdaq National Market was $18 5/8.



     We urge you to carefully read this Prospectus which will describe the specific terms of the offering before you make your investment decision.

--------------------------------------------------------------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------

            The date of this Prospectus is March  , 1999





Vertical note left of this page:

The information in this Prospectus is not complete and may be changed.
We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PAGE



                          TABLE OF CONTENTS
                                                                     Page
THE COMPANY ........................................................    1
RISK FACTORS........................................................    2
USE OF PROCEEDS.....................................................    8
SELLING SHAREHOLDERS................................................    8
PLAN OF DISTRIBUTION................................................    9
WHERE YOU CAN FIND MORE INFORMATION.................................    9
LEGAL OPINION.......................................................   10
EXPERTS.............................................................   10


                                -I-


PAGE


                             THE COMPANY

     We are a regional insurance holding company offering a broad range of commercial insurance products, alternative risk management products and managed care and related services. We also offer personal insurance products to individuals and families. Our commercial and personal products are distributed primarily in suburban and rural areas of New Jersey, Pennsylvania, New York, Maryland, Virginia, South Carolina, Delaware, North Carolina and Georgia and several Midwestern states, including Iowa, Illinois, Indiana, Ohio, Michigan and Wisconsin

     We offer our insurance products and services through the following subsidiaries:

     *    Selective Insurance Company of America;

     *    Selective Way Insurance Company;

     *    Selective Insurance Company of the Southeast;

     *    Selective Insurance Company of South Carolina;

     *    Selective Insurance Company of New York; and

     *    SRM Insurance Brokerage, LLC

     In addition, we offer various services to the insurance industry through the following subsidiaries:

     *    Selective Technical Administration Resources, Inc.;

     *    SelecTech LLC;

     *    PDA Software Services, Inc.; and

     *    Alta Services LLC.

     Our principal executive offices are located at 40 Wantage Avenue, Branchville, New Jersey 07890 and our telephone number is (973) 948-3000.

PAGE


                            RISK FACTORS

     You should carefully consider the risks described below regarding Selective and the Common Stock. The risks and uncertainties described below are not the only ones Selective faces. There may be additional risks and uncertainties. If any of the following risks actually occur, Selective's business, financial condition or results of operations could materially be affected. In such case, the trading price of the Common Stock could decline significantly.

     This Prospectus contains forward-looking statements. These statements are identified by words such as "expect," "anticipate," "should" and words of similar import. Actual results may differ significantly from those expressed or implied by the forward-looking statements. Factors that might cause such a difference include the various risks set forth below that we believe are material to investors who purchase or own our securities. Before deciding to purchase the securities offered by this Prospectus, investors should carefully consider the following information together with the other information contained in this Prospectus.


We may be adversely affected by catastrophes and weather-related events.

     Property and casualty insurance companies frequently experience losses from catastrophes and other weather-related events. Such catastrophes may have a material adverse effect on our operations. Catastrophes are caused by various events including windstorms, hurricanes, earthquakes, tornadoes, hail, severe winter weather and fires. We cannot predict how severe a particular catastrophe may be until after it occurs. The extent of our losses from such catastrophes is a function of the total amount of losses our clients incur, the number of our clients affected, the frequency of such events and the severity of the particular catastrophe. Most catastrophes are restricted to small geographic areas. However, hurricanes, floods and earthquakes may produce significant damage in large, heavily populated areas.


Our geographic concentration ties our performance to the economic, regulatory and demographic conditions of the East-Coast and Midwestern states.

     Our property and casualty insurance business is concentrated geographically. Approximately 54% of our net premiums are earned from insurance policies written in New Jersey. Other East Coast states, including Pennsylvania, New York, Maryland, Virginia, South Carolina, Delaware, North Carolina and Georgia and several Midwestern states, including Iowa, Illinois, Indiana, Ohio, Michigan and Wisconsin, account for substantially all of our other business. Therefore, unusually severe storms or other natural disasters which destroy property in these states could adversely effect our operations. Because our business is concentrated in a limited number of markets, we may be exposed to risks of adverse developments which are greater than the risks of having business in more markets.

     Our revenues and profitability also are subject to prevailing economic, regulatory, demographic and other conditions in the states in which we write insurance. In particular, while our personal automobile insurance results in New Jersey have been more favorable over the past three years, the future regulatory environment in New Jersey is uncertain.


We face significant competition from other regional and national insurance companies and from self-insurance and new market entrants.

     We compete with regional and national insurance companies, including direct writers of insurance coverage. Many of these competitors are larger than we are and have greater financial, technical and operating resources. The property and casualty insurance industry is highly competitive on the basis of both price and service. There are many companies competing for the same insurance customers in the geographic areas in which we  operate,
particularly outside of New Jersey.   If our competitors price their
premiums more aggressively, they may adversely affect our underwriting results. The insurance industry continues to experience pricing competition, which has impacted our commercial business. We will not abandon our underwriting principle of writing insurance risk policies which we believe are favorable at prices we believe to be fair in order to compete on the basis

PAGE


of price. In addition, because our insurance products are marketed through independent insurance agencies, most of which represent more than one insurance company, we face competition within each agency.




     We also face competition from the implementation of self-insurance, primarily in the commercial insurance line area. Many of our customers and potential customers are examining the risks of self-insuring as an alternative to traditional insurance. We also face potential competition from banks. Banks have recently acquired insurance agencies in states where we sell insurance, including some of the agencies which sell insurance written by us. Some banks could have business strategies for operating their insurance agencies that differ from strategies which we think are important for the distribution of our insurance products through independent insurance agencies. If those banks were to acquire a significant number of our independent insurance agencies or insurance agencies which are important to us in states where we do business, we would need to substitute insurance agencies to sell our insurance products. In addition, banks are making efforts to cause changes in laws and regulations which limit their ability to engage in non-banking, financial service businesses, such as the underwriting of insurance. If banks were also able to write insurance, they could compete directly with us by selling insurance through their own insurance agencies.




We are heavily regulated by the states in which we operate.

     We are subject to extensive supervision and regulation in the states in which we transact business. Such supervision and regulation relate to numerous aspects of our business and financial condition. The primary purpose of such supervision and regulation is the protection of insurance policyholders, and not shareholders or other investors. Our business can be adversely affected by automobile insurance regulations and any other regulations affecting property and casualty insurance companies. Changes in workers' compensation, insurance, health care or managed care laws or regulations, or their interpretations, may also have an adverse effect on our business. The extent of regulation varies but generally is derived from state statutes. These statutes delegate regulatory, supervisory and administrative authority to state insurance departments. Although the U.S. Federal government does not directly regulate the insurance industry, Federal initiatives from time to time can impact the insurance industry.

     In addition, many proposals intended to control the cost and avail-ability of health care services have been debated in Congress and state legislatures. Although we do not write health insurance, rules and regulations affecting healthcare services can affect workers' compensation, commercial and personal automobile, liability and other insurance which we do write. We cannot determine what health care reform legislation will be adopted by Congress or any state legislature. We also cannot determine the nature and effect, if any, that the adoption of health care legislation or regulations (or changing interpretations) at the federal or state level would have on us.

     Certain other regulatory risks are as follows:




     Automobile Insurance Regulation. On May 19, 1998, the Governor of New Jersey signed into law personal automobile insurance reform legislation. The various provisions contained in the law take effect for new policies issued and renewal policies processes on or after March 22, 1999. One provision of the law reduces statewide automobile insurance premiums by 15% overall, with the greatest reductions being applicable to liability-only policies. As a result of the mandatory rate reduction, we anticipate that our New Jersey personal automobile direct premiums written will be reduced approximately 10%, or $17 million. This figure has been determined by applying the various specified rate reduction percentages to our current premium volume, less the expense component, by coverage. This is less than the average of 15% because the distribution of our premium by coverage is different than the statewide industry average distribution of premium by coverage. We have filed, at the request of the Department of Banking and Insurance, a summary of the rate rollback which makes certain assumptions as to future policyholder election of certain reduced coverages, which assumptions would result in a reduction of our personal automobile premiums closer to 15%. In addition to this reduction in new and renewal premiums, effective April 21, 1999 policyholders may, without penalty, request that their policies be reissued at the lower premium rates prior to their renewal. We cannot estimate how many policyholders will request the reissuance of their policies.

PAGE



     The law also contains provisions that are intended to reduce the costs associated with insurance losses. These provisions include: (i) revisions to the state's no-fault law; (ii) increased fraud prosecution initiatives; and (iii) the elimination of unnecessary medical tests and the use of medical fee schedules. We are not currently able to estimate the extent of the possible reduction in our loss costs. However, we believe the new law will not significantly impact our overall after-tax financial results due to reductions in policy acquisition costs (commission, premium taxes, etc.) from the lower premium volume, and potentially lower costs as a result of the savings provisions included in the law. In particular, we anticipate we will be able to lower loss costs in the area of Personal Injury Protec-tion through pre-certification and utilization review of numerous medical tests, treatments and procedures.




     During 1997, the Governor of New Jersey signed into law an insurance reform bill. This enacted law: (i) eliminates automatic approval of annual "cost-of-living" premium increases in favor of "expedited rate filings" of 3% or less, which do not require prior approval from the insurance commissioner; (ii) prohibits insurers from not renewing "good" drivers ("good drivers" are those who have no more than one at-fault accident or four insurance point moving violations within a five-year period);
(iii) eliminates the bad driver surcharge system in favor of a tier rating system; and (iv) requires automobile insurers to write an amount of auto-mobile insurance in urban territories equal to their average statewide market share.

     New Jersey insurance regulations require insurers to write all personal automobile coverage presented to them from drivers with eight points or less on their driving record. While we are required to write such coverage, the rates we charge reflect the insured's motor vehicle record and incidence of at-fault accidents. Drivers whose poor driving record makes them ineligible to otherwise obtain insurance must purchase insurance from the Personal Automobile Insurance Plan. We receive a proportionate share of Personal Automobile Insurance Plan business based on our voluntary personal auto-mobile writings. Pennsylvania, Delaware, the District of Columbia, Virginia, Georgia and New York also maintain similar risk plans. Each plan requires an insurance company to accept its proportionate share of this business based upon its share of the voluntary market. In addition, we are required to write involuntary coverage for a Commercial Automobile Insurance Plan, because we voluntarily write commercial automobile insurance. Involuntary coverage is insurance for those insureds which are otherwise not able to obtain insurance in the marketplace.

     South Carolina insurance regulations require insurers to write all personal and certain commercial automobile coverage presented to them by drivers. Although we are required to write all new applications, we are able to transfer up to 35% of this business to the South Carolina Reinsurance Facility (the "SCRF"). This mechanism allows us to move less desirable risks to the SCRF. Effective March 1, 1999, as a result of a recent South Carolina law, insurers will no longer be required to accept all applications for automobile insurance coverage. In addition, this law will eliminate the SCRF and replace it with a joint underwriting association known as the South Carolina Associated Insurers Plan (the "SCAAIP"). On March 1, 1999, we may begin refusing to renew policies currently ceded to the SCRF. We, like all automobile insurers licensed in South Carolina, will be a member of the SCAAIP. As a member of the SCAAIP, we will share in its profit or loss. South Carolina law requires that the SCAAIP be self-sustaining. On March 1, 2003, the SCAAIP will be replaced by an assigned risk plan. This plan will assign risks which are unable to obtain coverage voluntarily to insurers based on their market share. We are unable at this time to assess the impact of these changes on our results of operations.

     Workers' Compensation Insurance Regulation. Because we voluntarily write workers' compensation insurance, we are required by state law to write involuntary coverage. Insurance companies that underwrite voluntary workers' compensation insurance can either write involuntary coverage assigned by state regulatory authorities or participate in a sharing arrangement. We currently write involuntary coverage assigned to us directly from the State of New Jersey.

     Homeowners Insurance Regulations. New Jersey regulations prohibit us from canceling or not renewing homeowners insurance policies for any arbitrary, capricious or unfairly discriminatory reason or without adequate notice to the insured. We are subject to regulatory provisions that are designed to address problems in the homeowners property insurance market-place. These provisions are designed to address problems in the availability and affordability of such insurance. These provisions take two forms, voluntary and involuntary. Voluntary provisions, such as the New Jersey Windstorm Market Assistance Program, generally do not result in assessments to us. This program is designed to assist property owners in New Jersey coastal areas in obtaining homeowners insurance. We have the option to accept or decline to write insurance offered to us through the program. Involuntary provisions, such as the New Jersey Fair Access to Insurance Requirements, generally result in assessments to us. The New Jersey Fair Access to Insurance Requirements writes fire and extended coverage on home-owners for those individuals unable to secure insurance elsewhere.
Insurance companies who voluntarily write homeowner's insurance in New Jersey are assessed a portion of any deficit from the New Jersey Fair Access to Insurance Requirements based on their share of the voluntary market. Similar involuntary plans exist in the District of Columbia and most other states where we operate.

PAGE


We may be restricted in declaring dividends and distributions.

     As an insurance holding company, our principal assets consist of the capital stock of our insurance subsidiaries. We cannot declare dividends on our Common Stock unless our insurance subsidiaries can pay dividends to us. Our insurance subsidiaries may only declare dividends to us if they are permitted to do so under the insurance regulations of their respective domicile states. All of the states in which our insurance subsidiaries are domiciled (including New Jersey, New York, North Carolina and South Carolina), regulate the payment of dividends.

     Some states, such as New Jersey, New York and South Carolina require that we give notice to the relevant state insurance commissioner prior to declaring any dividends and distributions. During the notice period, the state insurance commissioner may disallow all or part of the proposed dividend if it determines that the insurer's surplus as regards policy-holders is not reasonable in relation to the insurer's liabilities and adequate to its financial needs, or in the case of New Jersey, if the regulatory authority determines that the insurer is otherwise in a hazardous financial condition.


Our loss reserves may not be adequate.

     We are required to maintain loss reserves. These reserves provide capital for our estimated liability for losses and expenses associated with reported and unreported claims for each accounting period. Our reserve amounts are estimates of what we expect the ultimate settlement and administration of what claims will cost. Reserve amounts are based on facts and circumstances of which we are aware, predictions of future events, estimates of future trends in claims severity and frequency and other sub-jective factors. There is no method for precisely estimating our ultimate liability.

     We regularly review our reserving techniques and our overall amount of reserves. We also review:

     *    information regarding each claim for losses;

     *    our loss history and the industry's loss history;

     * legislative enactments, judicial decisions and legal developments regarding damages;

     *    changes in political attitudes; and

     *    trends in general economic conditions, including inflation.

     We receive an actuarial opinion regarding the adequacy of our loss reserves from our Vice President and Actuary. However, we do not receive an independent actuarial opinion. Although our reserves have been adequate in the past, we cannot guarantee they will be adequate in the future. If our reserves are inadequate, we will be required to increase reserves. That would result in an increase in losses and a reduction in our net income and stockholders' equity for the period in which the deficiency in reserves is identified.


We rely on the availability of reinsurance.

     We transfer our exposure to certain risks to others through reinsurance arrangements with other insurance companies. Under our reinsurance arrangements, another insurer assumes a specified portion of our losses and allocated loss adjustment expense in exchange for a specified portion of
policy premiums.   The availability, amount and cost of reinsurance depend
on general market conditions and may vary significantly. Any decrease in the amount of our reinsurance will increase our risk of loss. Furthermore, we face a credit risk with respect to reinsurance. When we obtain reinsurance, we are still liable for those transferred risks if the reinsurer cannot meet those obligations. Therefore, the insolvency or inability of our reinsurer's to meet its financial obligations could materially affect our operations.

We depend on investment income for a significant portion of our revenues and earnings.

     We, like many other property and casualty insurance companies, depend on income from our investment portfolio for a significant portion of our revenues and earnings. Any significant decline in our investment income would have an adverse effect on our results.

PAGE




The property and casualty insurance industry is cyclical.

     Historically, the property and casualty insurance industry has been cyclical. Over the last several years, the industry has been in a downturn which has resulted in a decline in premium rates. The decline in premium rates has adversely affected our underwriting results. Furthermore, the industry's profitability is affected by unpredictable developments, including, natural disasters (such as hurricanes, windstorms, earthquakes, hail, explosions and fires); fluctuations in interest rates and other changes in the investment environment that affect returns on our investments; inflationary pressures that affect the size of losses; and judicial decisions that affect insurers' liabilities. The demand for property and casualty insurance, particularly commercial lines, can also vary with the overall level of economic activity.


We rely upon independent insurance agents.

     We market and sell our insurance products through independent, non-exclusive insurance agencies and brokers. Agencies and brokers are not obligated to promote our insurance products and they may also sell our competitors' insurance products. As a result, our business depends in part on the marketing efforts of these agencies and brokers. Therefore, we must offer insurance products and services that meet the requirements of the clients and customers of these agencies and brokers. As we diversify and expand our business geographically, we may need to expand our network of agencies and brokers to successfully market our products. If these agencies and brokers fail to market our products successfully, our business may be adversely impacted.


We may be adversely impacted by a change in our rating.

     Insurance companies are rated by rating agencies to provide meaningful information on specific insurance companies. Higher ratings generally indicate financial stability and a strong ability to pay claims. Ratings are assigned by rating agencies to insurers based upon factors relevant to policyholders. Ratings are not recommendations to buy, hold or sell our common stock.

     Currently, we are rated "A+" (Superior) by A.M. Best. Ratings by A.M. Best in the insurance industry range from "A++" (Superior) to "F"
(in Liquidation). According to A.M. Best, an insurer with an "A++" or "A+" rating has demonstrated superior overall performance. During 1998, A.M. Best continued our "A+" rating.

     We also have an "A+" claims-paying rating from Standard & Poor's. According to Standard & Poor's, insurers with this rating offer good financial security, but their ability to meet policyholder obligations is susceptible to adverse economic and underwriting conditions. Claims-paying ability ratings by Standard & Poor's for the industry range from "AAA (Superior)" to "R (Regulatory Action)". Insurers with a rating of "BBB-" or better, such as Selective, are considered to have a secure claims-paying ability. During 1998, Standard & Poor's reaffirmed our "A+" rating.

     We cannot be sure that we will maintain our current A.M. Best or Standard & Poor's ratings. Our business could be adversely effected if we receive a significant downgrade in these ratings.

We employ certain anti-takeover measures.

     We own, directly or indirectly, all of the shares of stock of our subsidiaries domiciled in the States of New Jersey, New York, North Carolina and South Carolina. State insurance laws require prior approval by state insurance departments of any acquisition of control of a domestic insurance company or of any company which controls a domestic insurance company. "Control" is generally presumed to exist through the ownership of 10% or more of the voting securities of a domestic insurance company or of any company which controls a domestic insurance company. Any purchaser of 10% or more of the outstanding shares of our Common Stock will be presumed to have acquired control of our subsidiaries unless the relevant insurance commissioner determines otherwise. Accordingly, any purchase of 10% or more of our outstanding Common Stock would require prior action by all or some of the insurance commissioners of the above-referenced states.

PAGE





     In addition, certain other factors may discourage, delay or prevent a change of control of our company. These include, among others, provisions in our Restated Certificate of Incorporation, as amended, relating to supermajority voting and fair price requirements with respect to certain business combinations, staggered terms for our directors, supermajority voting requirements to amend the foregoing provisions, our preferred share purchase rights plan, guaranteed payments which are to be made to certain officers upon a change of control of our company, and the ability of our Board of Directors to issue "blank check" preferred stock.

     The New Jersey Shareholders Protection Act provides, among other things, that a New Jersey corporation, such as Selective, may not engage in certain specified transactions (including certain business combinations) with a shareholder having indirect or direct beneficial ownership of 10% or more of the stock for a period of five years following the date on which such shareholder became an interested shareholder, unless that transaction is approved by the board of directors of the corporation prior to such date. These provisions also could have the effect of depriving shareholders of an opportunity to receive a premium over the prevailing market price in the event of an attempted hostile takeover.


We may be adversely affected by Year 2000 computer problems.

     Many currently installed computer systems and software products use only two digits to identify a year in the date field with the assumption that the first two digits of the year are always "19." Consequently, on January 1, 2000, computers that are not "Year 2000" compliant may read the year as 1900. Systems that calculate, compare or sort using the incorrect date may malfunction. As a result, during the next year, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance.

     We, like all users of automated information systems, are addressing the potential "Year 2000" issues that could affect our automated information systems, such as mainframe applications, personal computers and communica-tions systems. We are also addressing the "Year 2000" issues associated with the information systems used by our suppliers and independent insurance agents which could impact us. We are further addressing risks associated with non-information systems exposures, such as building security systems and heating and ventilation. In 1996, we established an internal team dedicated to administering a "Year 2000" Project. This team completed an initial impact and analysis study and began to convert or modify our information systems and applications in 1997.

     If we, or one of our suppliers or independent insurance agents, fails to correct a material "Year 2000" problem, we could have an interruption in, or a failure of, certain normal business activities or operations such as policy underwriting and claim payment. Such failures could materially and adversely affect our results of operations, liquidity and financial condition. Contingency plans have been and are being developed to address potentially adverse "Year 2000" situations which could affect material areas of our internal information systems. We have secured a first priority status with the disaster recovery provider by complying with their "Year 2000" readiness checklist. However, unforseen "Year 2000" problems could adversely affect us.

Our acquisitions of other companies subject us to risks.

     As part of our overall strategy to enhance our technical skills needed to support the core property and insurance business, we acquire or invest in other complementary companies, products or technologies. For example, we recently acquired PDA Software Services, Inc. in furtherance of these objectives. Risks commonly encountered in such transactions include:

     * the difficulty of assimilating the operations and personnel of the combined companies;

     *    the potential disruption of the ongoing business;

     *    the inability to retain key personnel;

     * a decrease in reported earnings due to acquisition costs and charges;

     *    the dilution of shareholders;

PAGE







     *    the difficulty in maintaining controls, procedures and policies;
          and

     * the impairment of relationships with employees and customers as a result of any integration of new personnel.

     In addition, as we complete acquisitions of companies which compete in different markets than we do, we may face risks associated with entering those new markets.



                           USE OF PROCEEDS

     All of the net proceeds from the sale of the Common Stock will go to the shareholders who offer and sell their shares. Accordingly, we will not receive any proceeds from sales of the Common Stock.



                         SELLING SHAREHOLDERS


                       Shares                               Shares
                       Beneficially                         Beneficially
Selling                Owned Prior       Shares Being       Owned After
Shareholder            To Offering (1)   Offered            Offering
-------------------------------------------------------------------------
David Fuller (2)           103,891          103,891              0
Senior Vice President
and Secretary of PDA
Software Systems, Inc.

Thomas McCarthy (2)        103,891         103,891               0
Senior Vice President
of PDA Software
Systems, Inc.


Niels Mortensen (2)(3)     103,891         103,891               0
Senior Vice President
and Treasurer of PDA
Software Systems, Inc.


Group of 27 holders of
restricted stock (3)        12,500          12,500               0
----------------------



(1) Assumes that all of the shares beneficially owned by the selling shareholders and being offered under this Prospectus are sold, and that the selling shareholders acquire no additional shares of Common Stock before the completion of this offering. Each selling shareholder beneficially owns less than 1% of the total number of shares of Common Stock.



(2) Excludes an indeterminant number of shares of Common Stock which may be issued in connection with a purchase price adjustment for the acquisition of PDA, Inc.



(3) 19,394 of Mr. Mortensen's shares of Common Stock were pledged to us to secure his obligations to repay $195,000 plus interest by April 30, 2000. These 19,394 shares cannot be sold until they are released from this pledge.

PAGE




(4) These shares of Common Stock were issued under a series of restricted stock agreements and may not be sold until the restrictions lapse. The 12,500 shares of the restricted stock, which represents less than 1% of the outstanding common stock, were issued to 27 individuals and will vest over a period of 4 years.



                         PLAN OF DISTRIBUTION

     The selling shareholders may offer their Selective shares at various times in one or more of the following transactions:

     * on any of the United States securities exchanges where our capital stock is listed;

     *    in the over-the-counter market;

     * in transactions other than on such exchanges or in the over-the-counter market;

     *    in connection with short sales of Selective shares;

     *    by pledge to secure debts and other obligations;

     * in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

     *    in a combination of any of the above transactions.

     The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     The selling shareholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

     The selling shareholders may also transfer their shares owned by them in other ways not involving market makers or established trading markets, including directly by gift, donation or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholder under this Prospectus. Any such transferee will be named in the applicable prospectus supplement.


                  WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

PAGE



   1.  Annual Report on Form 10-K for the fiscal year ended
       December 31, 1997;

   2. Our definitive Proxy Statement dated March 30, 1998, filed in connection with our May 1, 1998 Annual Meeting of Stockholders;

   3. Quarterly Report on Form 10-Q for the quarters ended March 31, 1998; June 30, 1998; and September 30, 1998; and



   4.  Current Report on Form 8-K filed on February 4, 1999.



   5. The descriptions of the Common Stock and purchase rights for units of Series A Junior Preferred Stock associated with the Common Stock set forth in our registration statements filed pursuant to Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updated those descriptions.

       You may request a copy of these filings, at no cost, by calling or writing to:

            Selective Insurance Group, Inc.
            40 Wantage Avenue
            Branchville, New Jersey  07890
            Attention:  Michele Nieroda, Corporate Secretary
            Telephone:  (973) 948-3000


     This Prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                               LEGAL OPINION

     For the purpose of this Offering, Thornton R. Land, Esq., Selective's Executive Vice President and General Counsel is giving his opinion on the validity of the shares. Mr. Land owns, has options to purchase and has other interests in, shares of Selective's Common Stock.

                                 EXPERTS

     The consolidated financial statements and related schedules of Selective as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PAGE


========================================================================

You should rely only on the information incorporated by reference or provided in this Prospectus. Selective has not authorized anyone else to provide you with different information. Selective is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of this prospectus.


                                PROSPECTUS

                           --------------------

                       SELECTIVE INSURANCE GROUP, INC.



                               344,923 Shares
                           --------------------



                            COMMON STOCK






                                       , 1999
                           --------- --

=======================================================================



PAGE





                                PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

       Securities and Exchange Commission
       Registration Fee. . . . . . . . . . . . . . . . . $   1,771.00

       Accounting Fees and Expenses   . . . . . . . . .  $   3,500.00

       Legal Fees and Expenses  . . . . . . . . . . . .  $  10,000.00

       Printing Fees and Expenses  . . . . . . . . . . . $   1,000.00

       NASDAQ Listing Fees . . . .  . . . . . . . . . .  $   8,498.46

       Miscellaneous Expenses . . . . . . . . . . . . .  $     230.54

            Total Expenses  . . . . . . . . . . . . . . .$  25,000.00




Item 15.  Indemnification of Directors and Officers
          -----------------------------------------

     Selective is organized under the laws of the State of New Jersey. The New Jersey Business Corporation Act, as amended (the "Act"), provides that a New Jersey corporation has the power generally to indemnify its directors, officers, employees and other agents against expenses and liabilities in connection with any proceeding involving such person by reason of his being a corporate agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, indemnification of directors, officers, employees and other agents against expenses is permitted if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only tot he extent that the New Jersey Superior Court, or the court in which such proceeding was brought, shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification. Expenses incurred by a director, officer, employee or other agent in connection with a proceeding may be, under certain circumstances, paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors. The power to indemnify and advance expenses under the Act does not exclude other rights to which a director, officer, employee or other agent of the corporation may be entitled to under the certificate of incorporation, by-Laws, agreement, vote of shareholders, or otherwise provided that no indemnification is permitted to be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that his acts or omissions were in breach of his duty or loyalty to the corporation, were not in good faith or involved a violation of the law, or resulted in the receipt by such person of an improper personal benefit.

     Under the Act, a New Jersey corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a corporate agent, whether or not the corporation has the power to indemnify him against such expenses and liabilities under the Act. All powers granted to a New Jersey corporation discussed above may be exercised by such corporation notwithstanding the absence of any provision in its certificate of incorporation or by-laws authorizing the exercise of such powers. However, a New Jersey corporation may, with certain limitations, provide in its certificate of incorporation that a director or officer shall not be personally liable, or shall be liable only to the extent therein provided, to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders.




PAGE



     Reference is made to Sections 14A:3-5 and 14A:2-7(3) of the Act in connection with the above summary of indemnification and insurance.

     Section (a) of Article NINTH of Selective's Restated Certificate of Incorporation, and Section 14 of Selective's By-laws provide generally that a director shall not be personally liable to Selective or its stockholders for damages from breach of any duty owed to Selective or its stockholders, except tot eh extent such personal liability may not be eliminated or limited under the Act. Such provisions further provide generally that an officer of Selective or its stockholders, except to the extent and for the duration of any period of time such personal liability may be eliminated or limited under the Act.

     Section (b) of Article NINTH of Selective's Restated Certificate of Incorporation, and Section 14 of Selective's By-laws, provide generally that each person who was or is made a party to or is involved in a pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, or any appeal therein or any inquiry or investigation which could lead to such action, suit or proceeding by reason of his/her being or having been a director or officer of Selective or any constituent corporation absorbed by Selective in a consolidation or merger, or by reason of his/her having been a director, officer, trustee, employee or agent of another entity serving as such at the request of elective, or legal representative of any such person, shall be indemnified and held harmless by Selective to the fullest extent permitted by the Act, as amended (but, in the case of any amendments, only to the extent such amendment permits Selective to provide broader indemnification rights than the Act permitted prior to such amendment). Such provisions of the Restated Certificate of Incorporation and By-laws of Selective provide, under certain circumstances, for a right to be paid by Selective the expenses incurred in any proceeding in advance of the final disposition of such insurance on behalf of any director, officer, employee or agent of Selective against any expenses incurred and any liabilities asserted against him/her in any proceeding by reason of such person having been a director, officer, employee or agent, whether or not Selective would have the power to indemnify such person.

     The directors and officers of Selective are insured by policies purchased by Selective against liability and expenses incurred in their capacity as directors or officers.


Item 16.      Exhibits.
              --------

Exhibit No.   Description

   4.1 Restated Certificate of Incorporation, as amended through December 1, 1997 (incorporated herein by reference to Exhibit
              3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, File No. 000-08641).

   4.2 The Company's By-Laws, adopted on August 26, 1977, amended through May 1, 1992 (incorporated herein by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, File No. 0-8641).

   4.3 Form of Indenture dated December 29, 1982, between the Selective Insurance Group, Inc. and Midlantic National Bank, as Trustee relating to the Company's 8 3/4% Subordinated Convertible Debentures due 2008 (incorporated herein by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-3, File No. 2-80881).

   4.4 Rights Agreement dated November 3, 1989 between Selective Insurance Group, Inc. and Midlantic National Bank
              (incorporated herein by reference to Exhibit 4.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, File No. 0-8641).

   4.5        Selective Insurance Group, Inc. Restricted Stock Grant
              (filed herewith).

     5 Opinion of Thornton R. Land, Esq., General Counsel of the Company (filed herewith).



PAGE




  23.1        Consent of Independent Accountants.

  23.2 Consent of Thornton R. Land, Esq. (contained in Exhibit 5 hereto) (filed herewith).

    24        Power of Attorney (contained in signature pages).


Item 17.      Undertakings
              ------------

     The undersigned registrant hereby undertakes as follows:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (other than as provided in the proviso and instructions to Item 512(a) of Regulation S-K) (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termina-tion of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



PAGE



                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 2nd day of March, 1999.


                                       SELECTIVE INSURANCE GROUP, INC.


                                       By:            *
                                          ---------------------------
                                           James W. Entringer
                                           Chairman of the Board and
                                           Chief Executive Officer


                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gregory E. Murphy, David B. Merclean and Thornton R. Land, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        Signature                  Title                      Date
        ---------                  -----                      ----

           *               Chairman of the Board and     March 2, 1999
----------------------     Chief Executive Officer
James W. Entringer


           *               President and Chief           March 2, 1999
----------------------     Operating Officer
Gregory E. Murphy


           *               Senior Vice President and     March 2, 1999
----------------------     Chief Financial Officer
David B. Merclean


           *               Director                      March 2, 1999
----------------------
A. David Brown


           *               Director                      March 2, 1999
----------------------
William A. Dolan, II


           *                   Director                  March 2, 1999
----------------------
William C. Gray, D.V.M.




PAGE



           *                   Director                  March 2, 1999
----------------------
C. Edward Herder


           *                   Director                  March 2, 1999
---------------------
Frederick H. Jarvis


           *                   Director                  March 2, 1999
-----------------------
William M. Kearns, Jr.


           *                   Director                  March 2, 1999
-----------------------
Joan Lamm-Tennant, Ph.D.


           *                   Director                  March 2, 1999
-----------------------
S. Griffin McClellan, III


           *                   Director                  March 2, 1999
----------------------
William M. Rue


           *                   Director                  March 2, 1999
----------------------
Thomas D. Sayles, Jr.


           *                   Director                  March 2, 1999
----------------------
J. Brian Thebault



* By:/s/ Thornton R. Land                                March 2, 1999
     ---------------------
     Thornton R. Land,
     /Attorney-in-fact





PAGE





                              Index of Exhibits
                              -----------------

Exhibit No.     Description
                -----------

  4.5           Selective Insurance Group, Inc. Restricted Stock Grant

  5             Opinion of Thornton R. Land, Esq., General Counsel of the
                Company.

  23.1          Consent of Independent Accountants.

  23.2          Consent of Thornton R. Land, Esq. (included in Exhibit 5)